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Matt Curoe (Investor Relations)    August 28, 2024
matt.curoe@53.com | 513-534-2345
Jennifer Hendricks Sullivan (Media Relations)
Jennifer.Hendricks.Sullivan@53.com | 614-744-7693

Fifth Third Bank Announces Redemption of Senior Bank Notes due October 27, 2025
CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that its subsidiary, Fifth Third Bank, National Association (the “Bank”), has submitted a redemption notice to the issuing and paying agent for redemption of all of the Bank’s outstanding 5.852% fixed-to-floating rate senior notes due October 27, 2025 (CUSIP 31677QBT5) issued in the principal amount of $1.0 billion. The Bank notes will be redeemed on or after the first business day following the October 27, 2024 redemption date pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

About Fifth Third

Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people, and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB." Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC.